                                                                      EXHIBIT 3












--------------------------------------------------------------------------------


                             STOCKHOLDERS AGREEMENT


                          Dated as of October 23, 1998



                                      Among



                               MLC HOLDINGS, INC.

                         AND CERTAIN OF ITS STOCKHOLDERS

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                  PAGE
Section 1.    Definitions ........................................................ -1-

Section 2.    Voting Arrangements ................................................ -7-
       (a)    ELECTION OF DIRECTORS .............................................. -7-
       (b)    ADDITIONAL DIRECTORS ............................................... -7-
       (c)    REMOVAL OF DIRECTORS ............................................... -8-
       (d)    VACANCIES .......................................................... -8-
       (e)    RIGHTS UNIMPAIRED .................................................. -8-
       (f)    APPOINTMENT OF PROXY ............................................... -8-
       (g)    COMMITTEES ......................................................... -9-
       (h)    STOCK PURCHASE WARRANT ............................................. -9-
       (i)    INITIAL THAYER DIRECTORS ........................................... -9-
       (j)    FIDUCIARY DUTIES UNCHANGED ......................................... -9-
       (k)    ELECTION OF SUBSIDIARIES' DIRECTORS ................................ -9-

Section 3.    Restrictions on Transfer ........................................... -9-
       (a)    RESTRICTIONS ON TRANSFER ........................................... -9-
       (b)    CERTAIN PERMITTED TRANSFERS ....................................... -10-
       (c)    TAG-ALONG RIGHTS .................................................. -12-
       (d)    PUBLIC THAYER OFFER ............................................... -14-
       (e)    TRANSFERS IN VIOLATION OF THIS AGREEMENT .......................... -14-

Section 4.    Legends ........................................................... -14-
       (a)    STOCKHOLDERS AGREEMENT LEGEND ..................................... -14-
       (b)    REMOVAL OF LEGENDS ................................................ -15-

Section 5.    Preemptive Rights ................................................. -15-
       (a)    RESTRICTIONS ...................................................... -15-
       (b)    THAYER OFFER ...................................................... -15-
       (c)    STOCK OFFER ....................................................... -15-
       (d)    REFUSED SECURITIES ................................................ -16-
       (e)    EXCLUSIONS ........................................................ -16-
       (f)    EXCLUDED SECURITIES ............................................... -16-
       (g)    33.3% LIMITATION .................................................. -16-

Section 6.    Qualified Sale of the Company ..................................... -17-
       (a)    APPROVED SALE ..................................................... -17-
       (b)    MANAGEMENT OFFER .................................................. -17-

Section 7.    Registration Rights ............................................... -19-
       (a)    SHELF REGISTRATION ................................................ -19-

       (b)    DEMAND REGISTRATION ............................................... -19-
       (c)    INCIDENTAL REGISTRATION ........................................... -19-
       (d)    HOLDBACK AGREEMENTS ............................................... -20-
       (e)    REGISTRATION AND MAINTENANCE PROCEDURES ........................... -21-
       (f)    REGISTRATION EXPENSES ............................................. -24-
       (g)    INDEMNIFICATION; CONTRIBUTION ..................................... -25-
       (h)    RULE 144 SALES .................................................... -28-
       (i)    UNDERWRITTEN REGISTRATIONS ........................................ -28-
       (j)    NO INCONSISTENT AGREEMENTS ........................................ -28-
       (k)    S-3 DEMANDS ....................................................... -28-

Section 8.    Operating Budget .................................................. -29-

Section 9.    Redemption ........................................................ -29-

Section 10.   Rights of First Refusal or First Offer ............................ -30-
       (a)    ASSIGNMENT ........................................................ -30-
       (b)    IRREVOCABLE PROXY AND STOCK RIGHTS AGREEMENT ...................... -30-

Section 11.   Amendment and Waiver .............................................. -30-

Section 12.   Severability ...................................................... -31-

Section 13.   Entire Agreement .................................................. -31-

Section 14.   Successors and Assigns ............................................ -31-

Section 15.   Counterparts ...................................................... -31-

Section 16.   Remedies .......................................................... -31-

Section 17.   Notices ........................................................... -31-

Section 18.   Governing Law ..................................................... -32-

Section 19.   Descriptive Headings .............................................. -33-

Section 20.   Survival; Termination ............................................. -33-

Section 21.   Other Registration Rights ......................................... -33-

SCHEDULES AND EXHIBITS:

Schedule I        --     Other Management Stockholders

Exhibit A         --     Form of Joinder Agreement to Stockholders Agreement

                             STOCKHOLDERS AGREEMENT


                This STOCKHOLDERS AGREEMENT (this "AGREEMENT") is dated as of October 23, 1998 among (i) MLC HOLDINGS, INC., a Delaware corporation (the "COMPANY"), (ii) TC Leasing, LLC, a Delaware limited liability company ("THAYER"), (iii) Phillip G. Norton ("NORTON"), Bruce M. Bowen and the other Persons listed on Schedule I hereto (collectively, the "MANAGEMENT STOCKHOLDERS") and (iv) each Person who hereafter executes a counterpart of this Agreement (or otherwise agrees to be bound by the provisions hereof). Thayer, the Management Stockholders and the other Persons that are or may become parties to this Agreement are sometimes referred to herein collectively as the "STOCKHOLDERS").

               The parties hereby agree as follows:

               SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms have the indicated meanings:

               "AFFILIATE" of a Person means any other Person controlling, controlled by or under common control with such Person, whether by ownership of voting securities, by contract or otherwise, and in the case of Thayer shall include Thayer Equity Investors III, L.P. and any of its partners or Affiliates, and in the case of a natural Person shall include any member of such Person's Family Group.

               "AGREEMENT" is defined in the preface.

               "ALLOCABLE SHARES" is defined in Section 3(c)(ii).

               "APPROVED SALE" is defined in Section 6(a).

               "BLOCK OF SHARES" means Thayer Shares which constitute 5% or more of the Common Shares of the Company, and includes all Thayer Shares which are transferred pursuant to Section 3(b)(vi) or 3(b)(xiii) in a single transaction or in a series of related transactions.

               "BOARD" means the Company's Board of Directors.

               "BUYERS" is defined in Section 6(b).

               "COMMON SHARES" means shares of the Company's Common Stock.

               "COMMON STOCK" means, collectively, the Company's common stock, par value $.01 per share, and any other class or series of authorized capital stock of the Company which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

               "COMMON STOCK PURCHASE AGREEMENT" means the Common Stock Purchase Agreement, dated as of the date hereof, by and between the Company and Thayer.

               "COMPANY" is defined in the preface.

               "CO-REDEMPTION NOTICE" is defined in Section 9.

               "DEMAND REGISTRATION" is defined in Section 7(b)(i).

               "DEMAND RIGHT" is defined in Section 7(b)(i).

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "EXCLUDED SECURITIES" is defined in Section 5(f).

               "FAMILY GROUP" means such Person's spouse and lineal descendants (whether natural or adopted) and any trust formed and maintained solely for the benefit of such Person, such Person's spouse or such Person's lineal descendants.

               "INCIDENTAL REGISTRATION" is defined in Section 7(c)(i).

               "INCIDENTAL REGISTRATION STATEMENT" is defined in Section
7(c)(i).

               "INDEMNIFIED COMPANY" is defined in Section 7(g)(ii).

               "INDEMNIFIED PARTIES" is defined in Section 7(g)(ii).

               "INDEMNIFIED STOCKHOLDER" is defined in Section 7(g)(i).

               "INDEMNIFYING PARTY" is defined in Section 7(g)(iii).

               "INDEPENDENT DIRECTORS" is defined in Section 2(a).

               "IRREVOCABLE PROXY AND STOCK RIGHTS AGREEMENT" means the Irrevocable Proxy and Stock Rights Agreement, made as of September 1, 1996, among Norton, Kevin M. Norton, Patrick J. Norton, Jr. and J.A.P. Investment Group, Inc.

               "JOINDER AGREEMENT" is defined in Section 3(b)(i).

               "LOSSES" is defined in Section 7(g)(i).

               "MANAGEMENT DIRECTORS" is defined in Section 2(a).

               "MANAGEMENT OFFER NOTICE" is defined in Section 6(b).

               "MANAGEMENT REPLY" is defined in Section 6(b).

               "MANAGEMENT SHARES" means Stockholder Shares held by the Management Stockholders and their permitted transferees. Management Shares shall cease to be such when they cease to be Stockholder Shares.

               "MANAGEMENT STOCKHOLDERS" is defined in the preface.

               "MARKET VALUE" means, with respect to any security on any date,
(x) if such security is quoted on NASDAQ or listed on a national securities exchange, the average daily closing sales price of such security on NASDAQ or a national securities exchange, as applicable, for the 20 trading days prior to such date, and (y) if such security is not quoted on NASDAQ or listed on a national securities exchange, the fair value per share determined jointly by the Company and Thayer, provided that if the Company and Thayer are unable to reach an agreement within a reasonable period of time, such fair value shall be determined by a recognized investment banking firm jointly selected by the Company and Thayer, whose determination shall be final and binding upon the Company and Thayer (and the fees and expenses of such recognized investment banking firm shall be paid by the Company).

               "NASDAQ" means National Association of Securities Dealers Automated Quotations National Market System.

               "NEW SECURITIES" is defined in Section 5(a).

               "NORTON" is defined in the preface.

               "NORTON FAMILY STOCKHOLDER" means each of J.A.P. Investment Group, Inc., Kevin M. Norton and Patrick J. Norton, Jr.

               "OFFERED SECURITIES" is defined in Section 3(c)(i).

               "OPTIONS" means any options to purchase Common Stock granted by the Company.

               "OTHER HOLDER" is defined in Section 3(c)(i).

               "OTHER REDEEMERS" is defined in Section 9.

               "OTHER STOCKHOLDERS" is defined in Section 6(a).

               "OWNERSHIP PERCENTAGE" means, with respect to any Stockholder, a percentage equal to the product of (a) a fraction, the numerator of which is the sum of (i) the number of Common Shares owned by such Stockholder, and (ii) the number of Common Shares issuable upon the exercise of any Stock Purchase Warrant or Option owned by such Stockholder, and the denominator of which is the sum of (x) the number of shares of the Company's outstanding Common

Shares, and (y) the number of Common Shares issuable upon the exercise of all Stock Purchase Warrants or Options owned by any of the Stockholders, multiplied by (b) 100.

               "PERMITTED TRANSFERS" is defined in Section 3(b).

               "PERSON" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.

               "PROCEEDING" is defined in Section 7(g)(iii).

               "PUBLIC OFFERING" means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

               "PUBLIC SALE" means a sale of Common Stock pursuant to a Public Offering or a Rule 144 Sale.

               "QUALIFIED SALE OF THE COMPANY" means a Sale of the Company pursuant to which the effective price per Common Share for the holders of Stockholder Shares would be as follows: (i) if the Sale of the Company occurs before the first anniversary of the date hereof, (x) 75% greater than the average daily closing sales price of the Common Shares on NASDAQ for the 3 months prior to the date of the public announcement of the proposed Sale of the Company and (y) greater than $20.00 (as such amount is proportionately adjusted for stock splits, stock combinations, stock dividends and recapitalizations affecting the Common Shares after the date hereof); (ii) if the Sale of the Company occurs on or after the first anniversary of the date hereof and before the second anniversary of the date hereof, (x) 60% greater than the average daily closing sales price of the Common Shares on NASDAQ for the 3 months prior to the date of the public announcement of the proposed Sale of the Company and
(y) greater than $18.00 (as such amount is proportionately adjusted for stock splits, stock combinations, stock dividends and recapitalizations affecting the Common Shares after the date hereof); (iii) if the Sale of the Company occurs on or after the second anniversary of the date hereof and before the third anniversary of the date hereof, (x) 45% greater than the average daily closing sales price of the Common Shares on NASDAQ for the 3 months prior to the date of the public announcement of the proposed Sale of the Company and (y) greater than $16.00 (as such amount is proportionately adjusted for stock splits, stock combinations, stock dividends and recapitalizations affecting the Common Shares after the date hereof); and (iv) if the Sale of the Company occurs on or after the third anniversary of the date hereof, (x) 30% greater than the average daily closing sales price of the Common Shares on NASDAQ for the 3 months prior to the date of the public announcement of the proposed Sale of the Company and
(y) greater than $14.00 (as such amount is proportionately adjusted for stock splits, stock combinations, stock dividends and recapitalizations affecting the Common Shares after the date hereof), provided that if the Common Shares are not then traded on NASDAQ, then the average price per Common Shares for the 3 months prior to the date of the public announcement of the proposed Sale of the Company as determined in good faith by the Board.

               "REDEEMABLE SHARES" is defined in Section 9.

               "REDEMPTION NOTICE" is defined in Section 9.

               "REFUSED SECURITIES" is defined in Section 5(d).

               "REGISTRABLE SECURITIES" means any Common Shares, except Common Shares which have been Transferred in a Public Sale.

               "REGISTRATION NOTICE" is defined in Section 7(b)(i).

               "REGISTRATION REQUEST" is defined in Section 7(b)(i).

               "REGISTRATION STATEMENT" means any registration statement of the Company under which any of the Registrable Securities are included therein pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. The Shelf shall be deemed a Registration Statement.

               "REQUESTING HOLDERS" is defined in Section 7(b)(i).

               "RULE 144 SALE" means a sale of Common Stock to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any successor rule or regulation).

               "S-3 DEMAND REGISTRATION" is defined in Section 7(k)(i).

               "S-3 REGISTRATION NOTICE" is defined in Section 7(k)(i).

               "S-3 REGISTRATION REQUEST" is defined in Section 7(k)(i).

               "S-3 REQUESTING HOLDERS" is defined in Section 7(k)(i).

               "SALE NOTICE" is defined in Section 3(c)(i).

               "SALE OF THE COMPANY" means, whether in a single transaction or in a series of related transactions, (i) a sale of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, or (ii) the Transfer or other disposition of more than 50% of the outstanding Common Stock or the outstanding common equity securities of any of the Company's Subsidiaries (in each case whether accomplished by stock purchase, asset purchase, merger, recapitalization, reorganization or other transaction).

               "SEC" means the United States Securities and Exchange
Commission.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SELLING HOLDER" is defined in Section 3(c)(i).

               "SHELF" is defined in Section 7(a).

               "STOCKHOLDERS" is defined in the preface.

               "STOCK NOTICE OF ACCEPTANCE" is defined in Section 5(c).

               "STOCK OFFER" is defined in Section 5(c).

               "STOCK OFFER PERIOD" is defined in Section 5(c).

               "STOCK OPTION PLANS" means the 1998 Long-Term Incentive Plan, the Employee Share Purchase Plan and any other plan of the Company pursuant to which the Company issues options, stock appreciation rights, restricted stock or other stock based compensation to officers, employees, directors or consultants of the Company or any of its Subsidiaries.

               "STOCK PURCHASE WARRANT" means, collectively, the Stock Purchase Warrant, dated as of the date hereof, by the Company in favor of Thayer, and any subsequent stock purchase warrant or stock purchase warrants in favor of Thayer or any of its Affiliates issued pursuant to or in connection with the Stock Purchase Warrant, dated as of the date hereof, by the Company in favor of Thayer.

               "STOCKHOLDER SHARES" means (i) all shares of Common Stock now owned or in the future acquired by the Stockholders, including all shares of Common Stock acquired pursuant to the exercise of Options or the Stock Purchase Warrant, and (ii) all shares of Common Stock or other securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Stockholder Shares shall cease to be such as provided in the last sentence of Section 3(b).

               "SUBSIDIARY" means, with respect to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are owned, directly or indirectly, by the first Person or one or more Subsidiaries of such first Person.

               "TAG-ALONG NOTICE"  is defined in Section 3(c)(i).

               "THAYER" is defined in the preface.

               "THAYER DIRECTORS" is defined in Section 2(a) and 2(b).

               "THAYER NOTICE OF ACCEPTANCE" is defined in Section 5(b).

               "THAYER OFFER" is defined in Section 5(b).

               "THAYER OFFER PERIOD" is defined in Section 5(b).

               "THAYER SHARES" means Stockholder Shares held by the Thayer and its permitted transferees. Thayer Shares shall cease to be such when they cease to be Stockholder Shares.

               "TRANSFER" means, with respect to any Stockholder Shares, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Stockholder Shares or any interest therein.

               "WARRANT SHARES" means the Common Shares issued in connection with the exercise of the Stock Purchase Warrant, so long as such Common Shares continue to be Stockholder Shares.

        SECTION 2. VOTING ARRANGEMENTS.

               (a) ELECTION OF DIRECTORS. Except as set for in Section 2(b), each Stockholder agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person's control, and the Company will take all necessary and desirable actions within its control, to cause the authorized number of directors for the Company to be established at six directors, and to elect or cause to be elected to the Board and cause to be continued in such offices as follows: (i) two individuals designated by Thayer (the "THAYER DIRECTORS"),
(ii) two individuals designated by the Management Stockholders (the "MANAGEMENT DIRECTORS") and (iii) two individuals who are not employees of the Company or its Subsidiaries or Affiliates, designated by a nominating committee comprised of one individual designated by the Management Stockholders and one individual designated by Thayer (the "INDEPENDENT DIRECTORS"); provided that for so long as the Board is divided into three classes, the "Class I" directors shall consist of one Thayer Director and one Independent Director, the "Class II" directors shall consist of one Thayer Director and one Independent Director and the "Class III" directors shall consist of two Management Directors.

               (b) ADDITIONAL DIRECTORS. Notwithstanding anything herein to the contrary, in the event that (x) the Board does not approve an Approved Sale and the Thayer Directors voted in favor of such Approved Sale or (y) the Board does not vote on whether to approve an Approved Sale within a reasonable period of time after Thayer requests the Board to approve an Approved Sale, each Stockholder agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person's control, and the Company will take all necessary and desirable actions within its control, to cause the authorized number of directors for the Company and each of its Subsidiaries to be increased from six directors to nine directors, and to elect or cause to be elected to the Board, and cause to be continued in such office (for so long as reasonably necessary for the Board to approve and the Company to consummate such Approved Sale), the three additional directors of the Board designated by Thayer (also, the "THAYER DIRECTORS"); provided, however, that if the Board is then divided into classes, each Stockholder agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person's control, and the Company will take all necessary and desirable actions within its control, including if necessary abolishing the three classes of directors and establishing only one class of directors, to cause the majority of the directors on the then current Board to consist of Thayer Directors.

               (c) REMOVAL OF DIRECTORS. If at any time Thayer shall notify the other Stockholders of its desire to remove, with or without cause, any individual designated by Thayer pursuant to Section 2(a), 2(b) or 2(k) from a directorship, or if at any time the Management Stockholders shall notify the other Stockholders of their desire to remove, with or without cause, any individual designated by the Management Stockholders pursuant to Section 2(a) above from a directorship, all such Persons so notified will vote, or cause to be voted, all voting securities of the Company or any Subsidiary of the Company, as applicable, over which they have the power to vote or direct the voting, and will take all other necessary or desirable action within such Person's control, and the Company will take all necessary and desirable actions within its control, to cause the removal of such director.

               (d) VACANCIES. If at any time any director ceases to serve on the board of directors of the Company or any Subsidiary of the Company (whether due to resignation, removal or otherwise), then Thayer or the Management Stockholders, as applicable, shall be entitled to designate a successor director to fill the vacancy created thereby on the terms and subject to the conditions of Section 2(a), 2(b) or 2(k), as applicable. Each Stockholder agrees that he, she or it will vote, or cause to be voted, all voting securities of the Company or any Subsidiary of the Company over which such Person has the power to vote or direct the voting, and shall take all such other actions promptly as shall be necessary or desirable to cause the successor designated by Thayer or the Management Stockholders, as applicable, to be elected to fill such vacancy.

               (e) RIGHTS UNIMPAIRED. Nothing in this Agreement shall be construed to impair any rights that the stockholders of the Company or any Subsidiary of the Company may have to remove any director for cause. No removal for cause of an individual designated pursuant to this Section 2 shall affect the right of Thayer or the Management Stockholders, as applicable, to designate a different individual pursuant to this Section 2 to fill the directorship from which such individual was removed.

               (f) APPOINTMENT OF PROXY. IN ORDER TO SECURE THE OBLIGATIONS OF EACH AND EVERY MANAGEMENT STOCKHOLDER TO VOTE ALL COMMON SHARES HELD BY SUCH MANAGEMENT STOCKHOLDER IN ACCORDANCE WITH ALL OF THE PROVISIONS OF SECTION 2(b) OF THIS AGREEMENT, EACH MANAGEMENT STOCKHOLDER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS CARL J. RICKERTSEN AS SUCH MANAGEMENT STOCKHOLDER'S TRUE AND LAWFUL ATTORNEY, AGENT AND PROXY, WITH FULL POWER OF SUBSTITUTION, TO ATTEND MEETINGS OF STOCKHOLDERS OF THE COMPANY HELD FROM TIME TO

TIME, AND TO VOTE ON SUCH MANAGEMENT STOCKHOLDER'S BEHALF AND IN SUCH STOCKHOLDER'S NAME, PLACE, AND STEAD, OR TO EXECUTE WRITTEN CONSENTS IN LIEU OF SUCH MEETINGS, THE NUMBER OF VOTES THAT SUCH MANAGEMENT STOCKHOLDER WOULD BE ENTITLED TO CAST IF ACTUALLY PRESENT OR WITH RESPECT TO WHICH SUCH MANAGEMENT STOCKHOLDER WOULD BE ENTITLED TO EXECUTE A WRITTEN CONSENT, IN CONNECTION WITH ANY ELECTION OF DIRECTORS (IN ACCORDANCE WITH SECTION 2(b)) OR ANY APPROVED SALE (IN ACCORDANCE WITH SECTION 6). THE POWERS GRANTED HEREIN WILL BE DEEMED TO BE COUPLED WITH AN INTEREST, WILL BE IRREVOCABLE AND WILL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY OR DISSOLUTION OF ANY MANAGEMENT STOCKHOLDER.

               (g) COMMITTEES. The Compensation Committee of the Board shall at all times grant all awards under the Stock Option Plans. The Compensation Committee shall consist of four members, two of which shall be Independent Directors and two of which shall be Thayer Directors. All other committees of the Board shall at all times consist of at least one Thayer Director.

               (h) STOCK PURCHASE WARRANT. Each Stockholder agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person's control, and the Company will take all necessary and desirable actions within its control, so that Thayer (or any Person designated by Thayer) may exercise its rights under the Stock Purchase Warrant pursuant to the terms thereof.

               (i) INITIAL THAYER DIRECTORS. Thayer hereby designates Carl J. Rickertsen as the initial "Class II" Thayer Director and Dr. Paul G. Stern as the initial "Class I" Thayer Director.

               (j) FIDUCIARY DUTIES UNCHANGED. Nothing in this Agreement shall be construed to limit, change or eliminate any fiduciary duties a director of the Company or any Subsidiary of the Company may have to the stockholders of the Company or any Subsidiary of the Company under Delaware law.

               (k) ELECTION OF SUBSIDIARIES' DIRECTORS. The Company will take all necessary and desirable actions within its control to elect or cause to be elected to the respective boards of directors of each of the Company's domestic Subsidiaries, and cause to be continued in such offices, at least one Thayer Director. Thayer hereby designates Carl J. Rickertsen as the initial Thayer Director for the purposes of this Section 2(k).

               SECTION 3.    RESTRICTIONS ON TRANSFER.

               (a) RESTRICTIONS ON TRANSFER. No holder of Stockholder Shares may Transfer such Stockholder Shares except in a Permitted Transfer.

       (b) CERTAIN PERMITTED TRANSFERS. Section 3(a) shall not apply to Transfers ("PERMITTED TRANSFERS") of Stockholder Shares:

              (i) to any Affiliate of the holder of such Stockholder Shares, provided that (x) such Transfers do not violate federal or state securities laws, and (y) the transferees (other than partners of Thayer Equity Investors III, L.P.) execute a Joinder Agreement substantially in the form attached hereto as Exhibit A (a "JOINDER AGREEMENT") and thereby become a party to this Agreement;

              (ii) from a Norton Family Stockholder to Norton pursuant to the Irrevocable Proxy and Stock Rights Agreement;

              (iii) to the Company, subject to the provisions of Section 9, provided that in no event shall such Transfers occur without the prior written consent of Thayer if such Transfers (after taking into account all Transfers in connection with related Co-Redemption Notices as provided in Section 9) would result in the Management Shares and Thayer Shares, collectively, constituting less than 51% of the outstanding Common Shares of the Company;

              (iv) to Thayer or any Affiliate thereof pursuant to Section 10(a), provided that in no event shall such Transfers occur without the prior written consent of the holders of at least a majority of the then outstanding Management Shares if such Transfers would result in the Thayer Shares and Common Shares issuable in connection with the exercise of a Stock Purchase Warrant in the aggregate constituting more than 33.3% of the Common Shares of the Company on a fully diluted basis, provided further that if such Transfers are to any Affiliate of Thayer, (x) such Transfers do not violate federal or state securities laws, and (y) such Affiliate executes a Joinder Agreement;

              (v) to Thayer or any Affiliate thereof pursuant to Section 10(b), provided that if such Transfers are to an Affiliate of Thayer, (x) such Transfers do not violate federal or state securities laws, and (y) such Affiliate executes a Joinder Agreement;

              (vi) pursuant to Section 6(b), provided that (x) such Transfers do not violate federal or state securities laws, and (y) the transferees execute a Joinder Agreement and thereby become a party to this Agreement (unless the applicable Block of Shares constituted 85% or more of the Common Shares then owned by Thayer and its Affiliates (provided that the limited partners of Thayer Equity Investors III, L.P. shall not be treated as Affiliates of Thayer for the purposes of this Section 3(b)(vi)) and Thayer elected in the applicable Management Offer Notice for the transferees not to execute a Joinder Agreement);

              (vii) in a Public Sale, subject to the provisions of Section 3(d), provided that in no event shall such Transfers occur without the prior written consent of Thayer if such Transfers would result in the Management Shares and Thayer Shares, collectively, constituting less than 51% of the outstanding Common Shares of the Company;

              (viii) in a Public Sale, subject to the provisions of Section 3(d), provided that in no event shall such Transfers occur without the prior written consent of Thayer if (w) such transferor is Bruce M. Bowen or any of his Affiliates, and such Transfers (combined with all other Transfers pursuant to this Section 3(b)(viii)(w)) are for more than 20,000 Common Shares in any 3 month period or for more than 80,000 Common Shares, (x) such transferor is JAP Investment Group, Inc. or any of its Affiliates, and such Transfers (combined with all other Transfers pursuant to this Section 3(b)(viii)(x)) are for more than 25,000 Common Shares in any 3 month period or for more than 100,000 Common Shares, (y) such transferor is Kevin M. Norton or any of his Affiliates, and such Transfers (combined with all other Transfers pursuant to this Section 3(b)(viii)(y)) are for more than 12,500 Common Shares in any 3 month period or for more than 50,000 Common Shares or (z) such transferor is Patrick J. Norton, Jr. or any of his Affiliates, and such Transfers (combined with all other Transfers pursuant to this Section 3(b)(viii)(z)) are for more than 12,500 Common Shares in any 3 month period or for more than 50,000 Common Shares;

              (ix) pursuant to an Approved Sale, subject to the provisions of Sections 3(c) and 6(b);

              (x) incidental to the exercise, conversion or exchange thereof in accordance with their terms, any combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company;

              (xi) from a Management Stockholder to Thayer, any Affiliate thereof or any Person designated by Thayer, provided that in no event shall such Transfers occur without the prior written consent of the holders of at least a majority of the then outstanding Management Shares if such Transfers would result in the Thayer Shares and Common Shares issuable in connection with the exercise of a Stock Purchase Warrant in the aggregate constituting more than 33.3% of the Common Shares of the Company on a fully diluted basis (except to the extent permitted under Section 3(d)), provided further that if such Transfers are to an Affiliate of Thayer or any Person designated by Thayer, (x) such Transfers do not violate federal or state securities laws, and (y) such Affiliate or any Person designated by Thayer, as applicable, executes a Joinder Agreement;

              (xii) pursuant to Section 3(c), provided that (x) such Transfers do not violate federal or state securities laws, and (y) if the transferees in the Transfers to which the tag-along right under Section 3(c) is related execute a Joinder Agreement, the transferees pursuant to the Transfer pursuant to this clause (xi) execute a Joinder Agreement and thereby become a party to this Agreement; and

              (xiii) to any Person other than pursuant to a Transfer described above, subject to the provisions of Sections 3(c) and 6(b), provided that (x) such Transfers do not violate federal or state securities laws, and (y) the transferees execute a Joinder Agreement and thereby become a party to this Agreement (unless such Transfers are by Thayer or any Affiliate thereof of 85% or more of the Common Shares then owned by Thayer and its

        Affiliates (provided that the limited partners of Thayer Equity Investors III, L.P. shall not be treated as Affiliates of Thayer for the purposes of this Section 3(b)(xiii)) Thayer Shares, in which case such transferees shall only execute a Joinder Agreement if Thayer so elects).

Any Stockholder Shares transferred pursuant to clause (i), (ii), (iv), (v),
(vi), (x), (xi) or (xiii) above shall continue to be Stockholder Shares for purposes of this Agreement, any Stockholder Shares transferred pursuant to clause (iii), (vii), (viii) or (ix) above shall no longer be Stockholder Shares and hence no longer subject to any of the restrictions set forth herein, and any Stockholder Shares transferred pursuant to clause (xii) above (x) shall continue to be Stockholder Shares if the Stockholder Shares transferred in the Transfer to which the tag-along right under Section 3(c) is related continue to be Stockholder Shares, and (y) shall no longer be Stockholder Shares if the Stockholder Shares transferred in the Transfer to which the tag-along right under Section 3(c) is related cease to be Stockholder Shares.

               (c)    TAG-ALONG RIGHTS.

                      (i) Prior to making any Transfer of Stockholder Shares pursuant to Section 3(b)(ix) or 3(b)(xiii), any holder of Stockholder Shares proposing to make such a Transfer (for purposes of this Section 3(c), a "SELLING HOLDER") shall give at least thirty (30) days prior written notice to each other holder of Stockholder Shares (for purposes of this Section 3(c) each, an "OTHER HOLDER") and the Company, which notice (for purposes of this
Section 3(c), the "SALE NOTICE") shall identify the type and amount of Stockholder Shares to be sold (for purposes of this Section 3(c), the "OFFERED SECURITIES"), describe the terms and conditions of such proposed Transfer, and identify each prospective transferee. Any of the Other Holders may, within fifteen (15) days after the receipt of the Sale Notice, give written notice (each, a "TAG-ALONG NOTICE") to the Selling Holder that such Other Holder wishes to participate in such proposed Transfer upon the terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the Common Shares such Other Holder desires to include in such proposed Transfer; provided, however, that (1) each Other Holder shall be required, to the extent applicable, as a condition to being permitted to sell Common Shares pursuant to
Section 3(b)(xiii) and this Section 3(c) in connection with a Transfer of Offered Securities, to elect to sell Common Shares of the same type and class and in the same relative proportions as the Common Shares which comprise the Offered Securities; and (2) to exercise such Person's tag-along rights hereunder, each Other Holder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Transfer of the Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Holder, the Other Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) such Persons), and must agree to bear such Person's pro rata share (which may be joint and several but shall be based on the value of Common Shares that are Transferred) of all liabilities to the transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Person, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the Transfer. Each Stockholder will bear (x) such Person's own costs of any sale of Common Shares pursuant to Section 3(b)(xiii) and this
Section 3(c) and (y) such Person's pro rata share (based upon the relative amount of Common Shares sold) of the reasonable costs of any sale of Common Shares pursuant to Section 3(b)(xiii) and this Section 3(c) to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the acquiring party.

                      (ii) If none of the Other Holders gives the Selling Holder a timely Tag- Along Notice with respect to the Transfer proposed in the Sale Notice, then the Selling Holder may Transfer such Offered Securities on the terms and conditions set forth in the Sale Notice to or among any of the transferees identified (or Affiliates of transferees identified) in the Sale Notice at any time within ninety days after expiration of the fifteen-day period for giving Tag-Along Notices with respect to such Transfer. Any such Offered Securities not Transferred by the Selling Holder during such ninety-day period will again be subject to the provisions of this Section 3(c) upon a subsequent Transfer. If one or more Other Holders give the Selling Holder a timely Tag-Along Notice, then the Selling Holder shall use all reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Offered Securities, and no Selling Holder shall Transfer any of such Person's shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Holders. If the prospective transferee(s) is unwilling or unable to acquire all of the Offered Securities and all of the Common Shares to be Transferred by the Other Holders specified in a timely Tag-Along Notice upon such terms, then the Selling Holder may elect either to cancel such proposed Transfer or to allocate the maximum number of each class of Common Shares that the prospective transferees are willing to purchase (the "ALLOCABLE SHARES") among the Selling Holder and the Other Holders giving timely Tag-Along Notices as follows (it being understood that the prospective transferees shall be required to purchase Common Shares of the same class on the same terms and conditions taking into account the provisions of clause (1) of Section 3(c)(i), and to consummate such Transfer on those terms and conditions):

                             (x) each participating Stockholder (including the Selling Holder) shall be entitled to sell a number of shares of Common Shares (not to exceed, for any Other Holder, the number of shares of such Common Shares identified in such Other Holder's Tag-Along Notice) equal to the product of (A) the number of Allocable Shares of such class of Common Shares and
               (B) a fraction, the numerator of which is such Stockholder's Ownership Percentage of such class of Common Shares and the denominator of which is the aggregate Ownership Percentage for all participating Stockholders of such class of Common Shares; and

                             (y) if after allocating the Allocable Shares of any class of Common Shares to such Stockholders in accordance with clause (x) above, there are any Allocable Shares of such class that remain unallocated, then they shall be allocated (in one or more successive allocations on the basis of the allocation method specified in clause (x) above) among the Selling Holder and each such Other Holder that has elected in its Tag-Along Notice to sell a greater number of shares of such class of Common Shares than previously has been allocated to such Person pursuant to clause (x) and this clause (y) (all of whom (but no others) shall, for purposes of clause (x) above, be deemed to be the participating Stockholders) until all such Allocable Shares have been allocated in accordance with this clause (y).

               (d) PUBLIC THAYER OFFER. Notwithstanding anything herein to the contrary, prior to any holder of Management Shares transferring such Management Shares pursuant to Section 3(b)(vii) or 3(b)(viii), such holder shall give at least three business days prior written notice to Thayer, which notice shall identify the type, amount and price per share of the Management Shares to be sold. Thayer may, within such three business day period, give written notice to such holder that Thayer and/or any Person designated by Thayer wishes to purchase all or a portion of such Management Shares at such price. If Thayer (or any Person designated by Thayer) elects to purchase all or a portion of such Management Shares by giving a timely notice to such holder, such Transfer to Thayer or any Person designated by Thayer, applicable, shall occur within 15 business days after the date the applicable notice was sent to Thayer pursuant to the terms and conditions set forth in Section 3(b)(xi), provided that if the holder of Management Shares sent the notice pursuant to
Section 3(b)(viii), the 33.3% limitation regarding Thayer Shares and Common Shares issuable upon the exercise of a Stock Purchase Warrant shall be waived. If Thayer does not elect to purchase all of such Management Shares (or a Transfer of such Management Shares pursuant to Section 3(b)(xi) does not occur within the applicable 15 business day period despite the reasonable best efforts of such holder of Management Shares), then such holder of Management Shares may Transfer such remaining Management Shares at a price per share no less than 95% of the price per share set forth in the applicable notice at any time within ninety days after such holder sent the notice of such proposed Transfer to Thayer. Any Management Shares not transferred by such holder during such ninety-day period shall again be subject to the provisions of this Section 3(d) upon a subsequent Transfer pursuant to Section 3(b)(vii) or 3(b)(viii).

               (e) TRANSFERS IN VIOLATION OF THIS AGREEMENT. Any Transfer or attempted Transfer of any Stockholder Shares in violation of this Agreement shall be void, and the Company shall not be obligated to record such Transfer on its books or treat any purported transferee of such Common Shares as the owner of such Common Shares for any purpose.

               SECTION 4.    LEGENDS.

               (a) STOCKHOLDERS AGREEMENT LEGEND. The certificates representing Stockholder Shares shall bear the following legend:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 23, 1998 AMONG MLC HOLDINGS, INC. AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE PRINCIPAL PLACE OF BUSINESS OF MLC HOLDINGS, INC. DISPOSITION OF THIS CERTIFICATE OR THE SECURITIES REPRESENTED HEREBY OR ANY RIGHTS OR INTERESTS THEREIN IN VIOLATION OF SUCH STOCKHOLDERS AGREEMENT SHALL BE NULL AND VOID.

Each holder of Stockholder Shares shall provide the Company promptly after the date hereof (and in no event later than 14 days after the date hereof) with his or her certificates representing Stockholder Shares so that such legend can be placed thereon.

               (b) REMOVAL OF LEGENDS. Whenever the restrictions described above cease to be applicable to any Stockholder Shares, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new certificate not bearing a legend stating such restriction.

               SECTION 5. PREEMPTIVE RIGHTS. The Company may authorize, issue, sell or enter into any agreement providing for the issuance or sale (contingent or otherwise) of equity securities (including, without limitation, the Common Stock) only in accordance with the provisions of this Section 5.

               (a) RESTRICTIONS. On or prior to the six month anniversary of the date hereof, except in the case of Excluded Securities, without Thayer's prior written consent, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any
(i) Common Shares, (ii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company or has an equity kicker or other participation rights, (iii) any security of the Company that is a combination of debt and equity or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company (subsections (i) through (iv), collectively, the "NEW SECURITIES").

               (b) THAYER OFFER. After the six month anniversary of the date hereof, but on or prior to the second anniversary of the date hereof, except in the case of Excluded Securities or as set forth in Section 5(g), without Thayer's prior written consent, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any New Securities unless in each case, the Company shall have first offered to sell all of such New Securities to Thayer, at a price and on such other terms as shall have been specified by the Company in writing delivered to Thayer at least 15 business days prior to the proposed consummation of the sale of the New Securities (the "THAYER Offer"), which Thayer Offer by its terms shall remain open and irrevocable for a period of 10 business days from the date it is delivered by the Company (the "THAYER OFFER PERIOD"). Notice of Thayer's intention to accept, in whole or in part, the Thayer Offer shall be in writing signed and delivered to the Company prior to the end of the Thayer Offer Period, setting forth such portion of the New Securities as Thayer elects to purchase (the "THAYER NOTICE OF ACCEPTANCE").

               (c) STOCK OFFER. After the second anniversary of the date hereof, except in the case of Excluded Securities or as set forth in Section 5(g), without Thayer's prior written consent, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any New Securities unless in each case, the Company shall have first offered to sell to Thayer a portion of such New Securities equal to Thayer's Ownership Percentage, at a price and on such other terms as shall have been specified by the Company in writing delivered to Thayer at least 15 business days prior to the proposed consummation of the sale of the New Securities (the "STOCK OFFER"), which Stock Offer by its terms shall remain open and irrevocable for a period of 10 business days from the date it is delivered by the Company (the "STOCK OFFER PERIOD"). Notice of Thayer's intention to accept, in whole or in part, the Stock Offer shall be in writing and delivered to the Company prior to the end of the Stock Offer
Period, setting forth such portion of the New Securities as Thayer elects to purchase (the "STOCK NOTICE OF ACCEPTANCE").

               (d) REFUSED SECURITIES. The Company shall have three months from the expiration of the Thayer Offer Period or the Stock Offer Period, as applicable, to sell all or any of such New Securities which Thayer has not purchased pursuant to Section 5(b) or 5(c), as applicable (the "REFUSED SECURITIES"), to any other Person(s), but only at a price no less than 95% of the price per share set forth in the Thayer Offer or the Stock Offer, as applicable, and upon such other terms and conditions, which are no more favorable to such other Person(s) or less favorable to the Company than those set forth in the Thayer Offer or the Stock Offer, as applicable. Upon the closing, which shall include full payment to the Company, of the sale to such other Person(s) of all the Refused Securities, Thayer shall purchase from the Company, and the Company shall sell to Thayer, the New Securities in respect of which a Thayer Notice of Acceptance or Stock Notice of Acceptance, as applicable, was delivered to the Company by Thayer at the terms specified in the Thayer Offer or the Stock Offer, as applicable.

               (e) EXCLUSIONS. In each case, any New Securities not purchased by Thayer or any other Person(s) within three months after the expiration of the Thayer Offer Period or the Stock Offer Period, as applicable, in accordance with
Section 5 may not be sold or otherwise disposed of until they are again offered to Thayer under the procedures specified in this Section 5.

               (f) EXCLUDED SECURITIES. The rights of Thayer under this Section 5 shall not apply to the following securities (the "EXCLUDED SECURITIES"):

                             (i) Common Shares issued in connection with, or
               upon exercise of, Options or the Stock Purchase Warrant; and

                             (ii) Common Shares issued incidental to the
               exercise, conversion or exchange thereof in accordance with their terms, any combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger, acquisition or consolidation involving, the Company.

               (g) 33.3% LIMITATION. Notwithstanding anything herein to the contrary, without the prior written consent of the holders of at least a majority of the then outstanding Management Shares, Thayer shall not purchase from the Company pursuant to this Section 5 (and the Company need not sell or offer to sell to Thayer pursuant to this Section 5) any shares of New Securities which would result in the Thayer Shares and Common Shares issuable in connection with the exercise of a Stock Purchase Warrant in the aggregate constituting more than 33.3% of the Common Shares of the Company on a fully diluted basis; provided, however if both (x) the proposed sale, issuance or exchange of such New Securities shall occur before the first anniversary of the date hereof, and (y) the price per share of the New Securities in such proposed sale, issuance or exchange is equal to or less than $9.00 (as such amount is proportionately adjusted for stock splits, stock combinations, stock dividends and recapitalizations affecting the Common Stock after the date hereof), then Thayer shall retain all rights granted in this Section 5 as if this Section
5(g) were not included in this Agreement.



               SECTION 6.    QUALIFIED SALE OF THE COMPANY.

               (a) APPROVED SALE. Subject to Section 6(b), if Thayer approves a Qualified Sale of the Company (an "APPROVED SALE"), Thayer may notify the Company and the Stockholders of Thayer's election to exercise its rights under this Section 6, and the other holders of Stockholder Shares (the "OTHER STOCKHOLDERS") shall consent to and raise no objections against such Approved Sale (and shall waive any rights of appraisal arising in connection therewith) and shall fully cooperate with and take all necessary and desirable actions in connection with the consummation of such Approved Sale, including without limitation (i) executing a purchase and sale agreement and any other agreement reasonably necessary to effectuate such Approved Sale in the form to be entered into by Thayer, (ii) amending the Company's or any of its Subsidiaries' Certificate of Incorporation or by-laws, (iii) merging, combining or consolidating the Company with any other Person, (iv) reorganizing or recapitalizing the Company, (v) exchanging or splitting stock of the Company,
(vi) selling, leasing or exchanging all or substantially all of the property and assets of the Company and its Subsidiaries on a consolidated basis or (vii) if such Stockholder is not an "accredited investor" (within the meaning of Rule 501(a) of the Securities Act), at the request of Thayer, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) approved by Thayer. If the Approved Sale is structured as a sale of stock, the Other Stockholders shall agree to sell all of their shares of Common Stock and rights to acquire shares of Common Stock on the terms and conditions approved by Thayer. The obligations of the Other Stockholders with respect to any Approved Sale are subject to the conditions that (x) the Approved Sale is not to an Affiliate of Thayer, and (y) upon the consummation of such Approved Sale, each Stockholder shall receive the same form and amount of consideration per Common Share, or if any Stockholders are given an option as to the form and amount of consideration to be received, each Stockholder shall be given the same option; provided, however if Thayer then owns a Stock Purchase Warrant, Thayer shall elect, in its sole discretion, to either (A) exercise the Stock Purchase Warrant prior to the consummation of the Approved Sale and participate in such sale as a holder of such class of Common Stock, or (B) upon the consummation of the Approved Sale, receive in exchange for such Stock Warrant Purchase consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Common Stock received by holders of such class of Common Stock in connection with the Approved Sale less the exercise price per share of such class of Common Stock of the Stock Purchase Warrant to acquire such class of Common Stock by (2) the number of shares of such class of Common Stock represented by the Stock Purchase Warrant. Notwithstanding anything herein to the contrary, no Approved Sale shall be consummated until the Company receives, at the Company's expense, a "fairness opinion" from an investment banking firm reasonably acceptable to the Company.

               (b) MANAGEMENT OFFER. Notwithstanding anything in Section 3(b)(ix), 3(b)(xiii) or 6(a) to the contrary, at least 20 days prior to Thayer transferring a Block of Shares pursuant to Section 3(b)(xiii) or approving a Qualified Sale of the Company, Thayer shall deliver a written notice (a "MANAGEMENT OFFER NOTICE") to all Management Stockholders. The Management Offer Notice shall disclose in reasonable detail the proposed Transfer of a Block of Shares pursuant to

Section 3(b)(xiii) or Qualified Sale of the Company, as applicable, and the prospective transferee(s) (if known). The Management Stockholders, may elect for any of them and/or any other Person(s) (including the Company) chosen by the Management Stockholders in their sole discretion (collectively, the "BUYERS") to purchase all (but not less than all) of the Thayer Shares at the price and on the terms specified in the Management Offer Notice by delivering written notice of such election (a "MANAGEMENT REPLY") to Thayer as soon as practical but in any event within 20 days after delivery of the Management Offer Notice. The Management Reply shall be signed by each Management Stockholder (including those who elect not to purchase Thayer Shares), and shall include (x) evidence reasonably satisfactory to Thayer that the Buyers shall have within 60 days after the delivery of the Management Offer Notice sufficient funds to purchase such Thayer Shares, and (y) representations and warranties from each Management Stockholder that (X) the Buyers shall use reasonable best efforts to consummate such purchase within 60 days after the delivery of the Management Offer Notice, and (Y) the Buyers shall have within 60 days after the delivery of the Management Offer Notice sufficient funds to purchase such Thayer Shares. If the Management Stockholders elect to purchase the Thayer Shares, such purchase shall be consummated as soon as practical after the delivery of the Management Reply, but in any event within 60 days after the delivery of the Management Offer Notice. If either:

                      (A) Thayer does receive a Management Reply signed by each Management Stockholder within 20 days after delivery of the Management Offer Notice;

                      (B) Thayer is not reasonably satisfied within 20 days after delivery of the Management Offer Notice that the Buyers will have within 60 days after the delivery of the Management Offer Notice sufficient funds to purchase such Thayer Shares;

                      (C) the purchase of the Thayer Shares pursuant to the Management Reply is not consummated within 60 days after the delivery of the Management Offer Notice; or

                      (D) after 20 days after delivery of the Management Offer Notice but before 60 days after delivery of the Management Offer Notice, Thayer gives written notice to the Management Stockholders that Thayer reasonably believes that despite reasonable best efforts by Thayer to consummate the purchase the Buyers will not be unable to consummate the purchase within 60 days after the delivery of the Management Offer Notice and the Management Stockholders are unable to provide Thayer reasonable assurance to the contrary within 5 business days after receiving such notice by Thayer, then Thayer may, within 210 days after the delivery of the Management Offer Notice, Transfer such Block of Shares pursuant to Section 3(b)(xiii) or approve a Qualified Sale of the Company pursuant to Section 6(a), as applicable, at a price no less than 95% of the price per share specified in the Management Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Management Stockholders in the Management Offer Notice. If such Transfer of such Block of Shares or Qualified Sale of the Company, as applicable, is not consummated within 210 days after the delivery of the Management Offer, Thayer shall have to deliver another Management Offer Notice under this Section 6(b) prior to any subsequent Transfer of a Block of Shares pursuant to Section 3(b)(xiii) or Qualified Sale of the Company, as applicable. The Management

Stockholders shall be jointly and severally liable to Thayer for the breach of any representation or warranty set forth in the Management Reply.

               SECTION 7.    REGISTRATION RIGHTS.

               (a) SHELF REGISTRATION. Thayer shall have the right at any time to demand that the Company include any and all Stockholder Shares owned by Thayer or its Affiliates in the Company's shelf registration statement in effect as of the date hereof (the "SHELF").

               (b)    DEMAND REGISTRATION.

                      (i) So long as any Thayer Shares are not included in the Shelf and/or the Shelf is not then effective, Thayer shall have the right (the "DEMAND RIGHT") to request registration under the Securities Act of all or any portion of the Registrable Securities held by Thayer and its Affiliates (in each case, referred to herein as the "REQUESTING HOLDERS") by delivering a written notice to the Company, which notice identifies the Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the "REGISTRATION REQUEST"). The Company will give prompt written notice of such Registration Request (the "REGISTRATION NOTICE") to all other Stockholders and will thereupon use its reasonable best efforts to effect the registration (a "DEMAND REGISTRATION") under the Securities Act on any form available to the Company of:

                             (x) the Registrable Securities requested to be registered by the Requesting Holders; and

                             (y) all other Registrable Securities which the Company has received a written request from another Stockholder to register within 30 days after the Registration Notice is given.

The Company shall be obligated to effect three Demand Registrations.

                      (ii) A registration undertaken by the Company at the request of the Requesting Holders will not count as a Demand Registration if, pursuant to the applicable Demand Right, the Requesting Holders fail to register and sell at least 50% of the Registrable Securities requested to be included in such registration by the Requesting Holders.

                      (iii) If the sole or managing underwriter of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the greatest number of Registrable Securities proposed to be registered by the Stockholders which in the opinion of such underwriter can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, ratably among the Stockholders proposing to register based on each such Stockholder's Ownership Percentage; provided, however, that the Requesting Holders shall have the right to receive priority over all other Stockholders in the third Demand Registration.

               (c)    INCIDENTAL REGISTRATION.

                      (i) At any time the Company proposes to register any Common Shares under the Securities Act (other than pursuant to Section 7(b) or in connection with a business acquisition or combination or an employee benefit plan), whether in connection with a primary or secondary offering, the Company will give written notice to each Stockholder at least thirty (30) days prior to the initial filing of such Registration Statement with the SEC of its intent to file such Registration Statement and of such Stockholder's rights under this
Section 7(c). Upon the written request of any Stockholder made within twenty
(20) days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder), the Company will use its reasonable best efforts to effect the registration (an "INCIDENTAL REGISTRATION") under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration (each an "INCIDENTAL REGISTRATION STATEMENT"), the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Stockholder and, thereupon, (x) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 7(c) in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith), and (y) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 7(c) during the period that the registration of such other securities is delayed.

                      (ii) If the sole or managing underwriter of a registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the Registrable Securities and other securities of the Company in the following order of priority:

                             (x) first, the greatest number of securities of
               the Company proposed to be included in such registration by the Company for its own account which in the opinion of such underwriter can be so sold; and

                             (y) second, after all securities that the Company
               proposes to register for its own account have been included, the greatest amount of Registrable Securities requested to be registered by the Stockholders of which in the opinion of such underwriter can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, ratably among the Stockholders proposing to register based on each such Stockholder's Ownership Percentage.

               (d)    HOLDBACK AGREEMENTS.

                      (i) Each Stockholder agrees that if requested in connection with an underwritten offering made pursuant to this Section 7 by the managing underwriter or underwriters of such underwritten offering, such Stockholder will not effect any Public Sale or distribution of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such underwritten offering), during the period beginning 10 days prior to, and ending 180 days after, the closing date of each underwritten offering made pursuant to such Registration Statement (or for such shorter period as to which the managing underwriter or underwriters may agree).

                      (ii) The Company agrees not to effect any Public Sale or distribution of its Common Stock, or any securities convertible into or exchangeable or exercisable for such Common Stock, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination.

               (e) REGISTRATION AND MAINTENANCE PROCEDURES. In connection with the registration of any Registrable Securities and/or the maintenance of the Shelf and/or any other Registration Statement, the Company shall, to the extent applicable, at its own expense, as promptly as reasonably possible:

                             (i)    Prepare and file with the SEC a
               Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause each such Registration Statement to become effective;

                             (ii)   Prepare and file with the SEC such
               amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (x) 90 days from the effective date and (y) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; and cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented;

                             (iii) Notify the selling Stockholders promptly (but in any event within two business days), and confirm such notice in writing, (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus,
               (C) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities the Company becomes aware that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by
               Section 7(e)(viii) cease to be true and correct in all material respects, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction,
               (E) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                             (iv) Use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

                             (v) Deliver to each selling Stockholder and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and, the Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling Stockholders and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto;

                             (vi) Prior to any public offering of Registrable Securities, to use its reasonable best efforts to register or qualify, and cooperate with the selling Stockholders, the underwriters, if any, the sales agents and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions within the United States as necessary;

                             (vii)   Upon the occurrence of any event
               contemplated by Section 7(e)(iii)(E), as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                             (viii) Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (A) make such representations and warranties to the underwriters, with respect to the business of the Company and its Subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (B) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters; (C) obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; and (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the Stockholders than those set forth in Section 7(g) (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents) with respect to all parties to be indemnified pursuant to Section 7(g). The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder;

                             (ix)   Comply with all applicable rules and
               regulations of the SEC and make generally available to its Stockholders earnings statements satisfying the provisions of
               Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (x) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (y) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover said 12- month periods; and

                             (x) Use its reasonable best efforts to cause all such Registrable Securities covered by such Registration Statement to be designated as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 or listed on the principal securities exchange on which Common Stock is then listed (if any).

The Company may require each Stockholder as to which any registration is being effected to furnish to the Company such information regarding such Stockholder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing; provided that such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Securities of any Stockholder who unreasonably fails to furnish such information promptly after receiving such request. Each Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(e)(iii)(B), 7(e)(iii)(D) or 7(e)(iii)(E), such Stockholder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(e), or until such Stockholder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

               (f) REGISTRATION EXPENSES. All fees and expenses incident to the performance of or compliance the Company with the provisions of Section 7 shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or "blue sky" laws), (ii) reasonable messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company,
(iv) fees and disbursements of all independent certified public accountants referred to in Section 7(e)(viii), (v) underwriters' fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities, which shall be paid by the selling stockholders), (vi) Securities Act liability insurance, if the Company so desires such insurance, (vii) internal expenses of the Company, (viii) the expense of any annual audit, (ix) the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and (x) the fees and expenses of any Person, including special experts, retained by the Company. In connection with any

Demand Registration or Incidental Registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by Thayer, if pursuant to a Demand Registration, or the Company, in all other cases, and other reasonable out-of-pocket expenses of the Stockholders incurred in connection with the registration of the Registrable Securities.

               (g)    INDEMNIFICATION; CONTRIBUTION.

                      (i) The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each Stockholder, the officers, directors, members, agents and employees of each of them, each Person who controls each such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents and employees of each such controlling person and any financial or investment adviser (each, an "INDEMNIFIED STOCKHOLDER"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, "LOSSES"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information so furnished in writing by the Company to such Stockholder expressly for use in such Registration Statement or prospectus and that such statement or omission was reasonably relied upon by such Stockholder in preparation of such Registration Statement, prospectus or form of prospectus; provided, however, that the Company shall not be liable in any such case to the extent that the Company has furnished in writing to such Stockholder within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to such Stockholder, and such Stockholder failed to include such information therein; provided, further, however, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter(s) within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise,
(B) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, and (C) the Company has complied with its obligations under Section 7(e)(iii). Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Stockholder.

                      (ii) In connection with any Registration Statement in which a Stockholder is participating, such Stockholder, or an authorized officer of such Stockholder, shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or prospectus and agrees, severally and not jointly, to indemnify, to the full extent permitted by law, the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange
Act), and the directors, officers, agents or employees of such controlling persons (each, an "INDEMNIFIED COMPANY", and together with the Indemnified Stockholders, the "INDEMNIFIED PARTIES"), from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information so furnished in writing by such Stockholder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was reasonably relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided, however, that such Stockholder shall not be liable in any such case to the extent that such Stockholder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein. In no event shall the liability of any selling Stockholder hereunder be greater in amount than the after-tax dollar amount of the proceeds (net of payment of all expenses) received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Company.

                      (iii) Any Indemnified Party shall give prompt notice to the party or parties from which such indemnity is sought (the "INDEMNIFYING PARTIES") of the commencement of any action, suit, proceeding or investigation or written threat thereof (a "PROCEEDING") with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced by such failure. The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties' expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party or Indemnified Parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (x) the Indemnifying Parties agree to pay such fees and expenses; (y) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or

Indemnified Parties; or (z) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or Indemnified Parties and the Indemnifying Parties, and there may be one or more defenses available to such Indemnified Party or Indemnified Parties that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party or Indemnified Parties notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party or Indemnified Parties. Whether or not such defense is assumed by the Indemnifying Parties, such Indemnifying Parties or Indemnified Party or Indemnified Parties will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld). The Indemnifying Parties shall not consent to entry of any judgment or enter into any settlement which (A) provides for other than monetary damages without the consent of the Indemnified Party or Indemnified Parties (which consent shall not be unreasonably withheld or delayed) or (B) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Parties of a release, in form and substance satisfactory to the Indemnified Party or Indemnified Parties, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

                      (iv)   If the indemnification provided for in this
Section 7(g) is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 7(g) would otherwise apply by its terms, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of and relative benefit to the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 7(g)(i) or 7(g)(ii) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(g)(iv) were determined by pro-rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7(g)(iv). Notwithstanding the provisions of this Section 7(g)(iv), an Indemnifying Party that is a selling Stockholder shall not be required to contribute any amount in excess of the amount by which the net after-tax proceeds received by such Indemnifying Party exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               (h) RULE 144 SALES. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and will take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell Registrable Securities (subject to Section 3(b)(vii) or 3(b)(viii)) without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Stockholder, the Company shall deliver to such Stockholder a written statement as to whether it has complied with such requirements.

               (i) UNDERWRITTEN REGISTRATIONS. No Stockholder may participate in any underwritten registration hereunder unless such Stockholder
(x) agrees to sell such Stockholder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

               (j) NO INCONSISTENT AGREEMENTS. The Company has not and will not, enter into any agreement with respect to the Company's securities that is inconsistent with the rights granted to the Stockholders in this Section 7 or otherwise conflicts with the provisions hereof.

               (k)    S-3 DEMANDS.

                      (i) So long as (A) any Thayer Shares are not included in the Shelf and/or the Shelf is not then effective and (B) the Company is permitted under Securities Act to register securities on Form S-3, Thayer shall have the right to request registration on Form S-3 of all or any portion of the Registrable Securities held by Thayer and its Affiliates (in each case, referred to herein as the "S-3 REQUESTING HOLDERS") by delivering a written notice to the Company, which notice identifies the S-3 Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the "S-3 REGISTRATION REQUEST"). The Company will give prompt written notice of such S-3 Registration Request (the "S-3 REGISTRATION NOTICE") to all other Stockholders and will thereupon use its reasonable best efforts to effect the registration (a "S-3 DEMAND REGISTRATION") on Form S-3 of:

                             (x) the Registrable Securities requested to be registered by the S-3 Requesting Holders; and

                             (y) all other Registrable Securities which the Company has received a written request from another Stockholder to register within 30 days after the S-3 Registration Notice is given.

The Company shall be obligated to effect an unlimited number of S-3 Demand Registrations. S-3 Demand Registrations shall not constitute Demand Registrations.

                      (ii) If the sole or managing underwriter of a S-3 Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the greatest number of Registrable Securities proposed to be registered by the Stockholders which in the opinion of such underwriter can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, ratably among the Stockholders proposing to register based on each such Stockholder's Ownership Percentage.

               SECTION 8. OPERATING BUDGET. Norton hereby agrees that he shall not accept or attempt to collect from the Company or any of its Subsidiaries any bonus otherwise do to him under any employment, consulting or other similar agreement between the Company and any Subsidiary and him if the Company is at the time or had been within the preceding two years in default of its obligations under Section 4A(i)(c), 4A(i)(d) or 4A(i)(e) of the Common Stock Purchase Agreement and such default in the case of Section 4A(i)(c) or 4A(i)(d) of the Common Stock Purchase Agreement remains or remained uncured for 20 business days and in the case of Section 4A(i)(e) of the Common Stock Purchase Agreement remains or remained uncured for 5 business days.

               SECTION 9. REDEMPTION. Subject to the limitations on transferring Common Shares to the Company set forth in Section 3(b)(iii), prior to redeeming, purchasing or otherwise acquiring (contingent or otherwise), directly or indirectly, or entering into any agreement for the redemption, purchase or acquisition (contingent or otherwise), directly or indirectly, of any Common Shares from any holder of Management Shares, the Company shall give at least thirty (30) days prior written notice to Thayer, which notice (for purposes of this Section 9, the "REDEMPTION NOTICE") shall identify the type and amount of Common Shares to be redeemed, describe the terms and conditions of such proposed redemption, and identify each prospective transferor of the Common Shares to be redeemed (the "OTHER REDEEMERS"). Thayer or any of its Affiliates may, within fifteen (15) days after the receipt of the Redemption Notice, give written notice (each, a "CO-REDEMPTION NOTICE") to the Company that such Person wishes to participate in such proposed redemption upon the terms and conditions set forth in the Redemption Notice, which Co-Redemption Notice shall specify the type and amount of Common Shares such Person desires to redeem. If none of Thayer and its Affiliates give the Company a timely Co-Redemption Notice, then the Company may redeem such Common Shares on the terms and conditions set forth in the Redemption Notice of the Other Redeemers at any time within ninety days after expiration of the fifteen-day period for giving Co- Redemption Notices with respect to such redemption. Any such Common Shares not redeemed by the Company during such ninety-day period will again be subject to the provisions of this Section 9 upon a subsequent redemption. If Thayer and/or its Affiliates give the Company a timely Co- Redemption Notice, then the Company, at its option, shall (a) redeem all Common Shares which Thayer, its Affiliates and the Other Redeemers desire to redeem, or (b) allocate the maximum number of each class of Common Shares that the Company is willing to redeem (the "REDEEMABLE SHARES") among Thayer, its Affiliates and the Other Redeemers as follows:

                      (i) each Stockholder holding Thayer Shares shall be entitled to redeem a number of Common Shares (not to exceed, for any such Stockholder, the number of shares of such Common Shares identified in such Stockholder's Co-Redemption Notice) equal to the product of (A) the number of Redeemable Shares of such class of Common Shares and (B) such Stockholder's Ownership Percentage of such class of Common Shares; and

                      (ii) the Other Redeemers shall be entitled to redeem all Redeemable Shares remaining after taking into account clause (i) above (with the allocation among the Other Redeemers as decided by the Company in its sole discretion).

               SECTION 10.  RIGHTS OF FIRST REFUSAL OR FIRST OFFER.

               (a) ASSIGNMENT. Except with respect to the Irrevocable Proxy and Stock Rights Agreement, each of the Management Stockholders hereby agrees to assign, or cause to be assigned, to Thayer or any Affiliate of Thayer designated by Thayer any right of first refusal or first offer or any preemptive right of any kind with respect to any Common Shares granted to or otherwise controlled by such Management Stockholder or any Affiliate of such Management Stockholder, including any such right hereafter created, under any agreement other than this Agreement, the Common Stock Purchase Agreement or the Stock Purchase Warrant; provided, however that (i) if such right is not assignable for any reason and (ii) there is no prohibition under such right or by law against the Transfer to Thayer or any Affiliate of Thayer designated by Thayer of the Common Shares underlying such right immediately after the exercise thereof, then at Thayer's request and expense, such Management Stockholder shall, or shall cause such Management Stockholder's Affiliate to, exercise such right and immediately thereafter Transfer to Thayer or any Affiliate of Thayer designated by Thayer the Common Shares purchased under such right. Each of the Management Stockholders hereby agrees to notify Thayer as soon as practical upon receiving notice from any Person or otherwise becoming aware that such Management Stockholder or any Affiliate of such Management Stockholder has any exercisable or soon to be exercisable right of first refusal or first offer or any preemptive right of any kind with respect to any Common Shares.

               (b) IRREVOCABLE PROXY AND STOCK RIGHTS AGREEMENT. Norton hereby agrees that if Norton elects not to exercise his "right to purchase" pursuant to Article 3 of the Irrevocable Proxy and Stock Rights Agreement, then Norton shall assign such right to purchase to Thayer or any Affiliate of Thayer designated by Thayer; provided, however that notwithstanding anything in the Irrevocable Proxy and Stock Rights Agreement to the contrary, the purchase price per share with respect to such assigned right to purchase shall be Market Value. Norton hereby agrees to notify Thayer as soon as practical upon receiving notice from any Person or otherwise becoming aware that Norton has any exercisable or soon to be exercisable right to purchase under the Irrevocable Proxy and Stock Rights Agreement.

               SECTION 11. AMENDMENT AND WAIVER. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be effective against the Company or Stockholders unless such amendment or waiver is approved in writing by the Company, Thayer and the holders of at least a majority of the then-outstanding Management Shares. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

               SECTION 12. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               SECTION 13. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

               SECTION 14. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Stockholders and their respective permitted successors and assigns so long as such Stockholders and their respective permitted successors and assigns hold Stockholder Shares, provided, however that Thayer shall not assign this Agreement or any of the rights or interests hereunder (except any right or interest directly related to the ownership of the Common Shares) to any Person other than an Affiliate of Purchaser within two years of the date hereof.

               SECTION 15. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

               SECTION 16. REMEDIES. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

               SECTION 17. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to such Person as follows:

               if to the Company:

                      MLC Holdings, Inc.
                      11150 Sunset Hills Road, Suite 110
                      Reston, VA 20190-5321
                      FAX:         703-834-5718
                      Attention:   Phillip G. Norton







               with a copy to:

                      Alston & Bird, LLP
                      601 Pennsylvania Avenue, N.W.
                      North Building, 11th Floor
                      Washington, DC 20004
                      FAX:         202-508-3333
                      Attention:   Frank M. Conner, III, Esq.

               if to Thayer:

                      c/o Thayer Equity Investors III, L.P.
                      1455 Pennsylvania Avenue, Suite 350
                      Washington, DC 20004
                      FAX:         202-371-0391
                      Attention:   Carl J. Rickertsen

               with a copy to:

                      Kirkland & Ellis
                      655 Fifteenth Street, N.W., Suite 1200
                      Washington, DC  20005-5793
                      FAX:         202-879-5200
                      Attention:   Jack M. Feder, Esq.

               if to a Management Stockholder:

                      at the address set forth below such Management Stockholder's signature on the signature page hereto if to any Person who becomes a Party hereto after the date hereof:

                      at the address set forth below such Person's signature on the signature page to such Person's Joinder Agreement;

or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent via facsimile (against receipt therefor), five business days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

               SECTION 18. GOVERNING LAW. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Delaware.

               SECTION 19. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               SECTION 20. SURVIVAL; TERMINATION. Common Shares acquired by the Stockholders after the date hereof shall be Stockholder Shares and hence fully subject to the provisions of this Agreement. Stockholder Shares shall cease to be such as provided in the last sentence of Section 3(b). Sections 2, 5, 6, 7, 8 and 9 hereof shall terminate upon Thayer Shares constituting less than 5% of the issued and outstanding Common Shares, and such sections shall remain terminated even if Thayer, its Affiliates and any holders of Thayer Shares later own in the aggregate 5% or more of the issued and outstanding Common Shares; provided that the limited partners of Thayer Equity Investors III, L.P. shall not be treated as Affiliates of Thayer or the holders of Thayer Shares for the purposes of this Section 20. Any prohibition against Transfers without the prior written consent of Thayer if such Transfers would result in Management Shares and Thayer Shares, collectively, constituting less than 51% of the outstanding Common Shares of the Company shall terminate upon Management Shares and Thayer Shares, collectively, constituting less than 35% of the outstanding Common Shares of the Company. All rights and obligations of the Stockholders and the Company shall terminate upon the first to occur of (i) there being no Thayer Shares, and (ii) the consummation of an Approved Sale.

               SECTION 21. OTHER REGISTRATION RIGHTS. Each of the Management Stockholders hereby agrees to waive any right to demand that the Company register any Common Shares under the Securities Act or include any Common Shares in the Shelf or other registration statement and any other registration right of any kind granted by the Company to such Management Stockholder under any agreement other this Agreement.

                                  [END OF PAGE]
                            [SIGNATURE PAGES FOLLOW]

               IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

                                 MLC HOLDINGS, INC.



                                 By:    /s/ PHILLIP G. NORTON
                                        ---------------------------------
                                        Name:   Phillip G. Norton
                                        Title:  President and Chief Executive
                                                Officer

                                 TC LEASING, LLC

                                 By:    THAYER EQUITY INVESTORS
                                        III, L.P., its managing
                                        member

                                 By:    TC EQUITY PARTNERS,
                                        L.L.C., its general
                                        partner



                                 By:    /s/ JEFFREY W. GOETTMAN
                                        ---------------------------------
                                        Name:  Jeffrey W. Goettman
                                        Title: Member



                                 /s/ PHILLIP G. NORTON
                                 ---------------------------------------
                                        PHILLIP G. NORTON
                                 Address:
                                             ---------------------------

                                             ---------------------------

                                             ---------------------------
                                 FAX:
                                             ---------------------------


                                 /s/ BRUCE M. BOWEN
                                 ---------------------------------------
                                        BRUCE M. BOWEN
                                 Address:
                                             ---------------------------

                                             ---------------------------

                                             ---------------------------
                                 FAX:
                                             ---------------------------

                                 JAP INVESTMENT GROUP, L.P.

                                 By:    J.A.P., Inc., its
                                        general partner



                                 By:    /s/ PHILLIP G. NORTON
                                        ---------------------------------
                                        Name: Phillip G. Norton
                                        Title:

                                       /s/ KEVIN M. NORTON
                                       ---------------------------------------
                                              KEVIN M. NORTON
                                       Address:
                                                   ---------------------------

                                                   ---------------------------

                                                   ---------------------------
                                       FAX:
                                                   ---------------------------


                                       /s/ PATRICK J. NORTON, JR.
                                       ---------------------------------------
                                              PATRICK J. NORTON, JR.
                                       Address:
                                                   ---------------------------

                                                   ---------------------------

                                                   ---------------------------
                                       FAX:
                                                   ---------------------------

                                                                     SCHEDULE I

                          OTHER MANAGEMENT STOCKHOLDERS


JAP Investment Group, L.P.
Kevin M. Norton
Patrick J. Norton, Jr.

                                                                      EXHIBIT A

                                 FORM OF JOINDER
                                       TO
                             STOCKHOLDERS AGREEMENT



              This Joinder (this "Agreement") is made as of the date written below by the undersigned (the "Joining Party") in favor of and for the benefit of MLC Holdings, Inc., TC Leasing, LLC, the Management Stockholders and the other parties to the Stockholders Agreement, dated as of October 23, 1998 (the "Stockholders Agreement"). Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholders Agreement.

              The Joining Party hereby acknowledges, agrees and confirms that, by his or her execution of this Agreement, the Joining Party will be deemed to be a party to the Stockholders Agreement and shall have all of the obligations of a Stockholder thereunder as if he or she had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

               IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written below.



                              ---------------------------------------------
                              Name:
                                          ---------------------------------
                              Date:
                                          ---------------------------------
                              Address:
                                          ---------------------------------

                                          ---------------------------------

                                          ---------------------------------
                              FAX:
                                          ---------------------------------